EXHIBIT 99.1

PSB Holdings, Inc.

News Release

December 5, 2007

For immediate Release

Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.

Telephone: 860-928-6501

PSB HOLDINGS, INC. DECLARES DIVIDEND

PUTNAM, CT – December 5, 2007 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.07 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.28 per share. The dividend will be payable to stockholders of record as of January 04, 2008, and will be paid on January 18, 2008. This is the 13th consecutive quarterly dividend since PSB Holdings, Inc. first paid a dividend in 2005.

“Our goal is to reward shareholders for their support and provide a reasonable return on their investment through this dividend,” said Mr. Borner. “This dividend also underscores our Board of Directors’ confidence in Putnam Bank’s consistent performance and recognizes our steady earnings and minimal loan loss experience.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Global Market under the symbol PSBH.

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